Lincoln Benefit Life Company

Lincoln Benefit Life Variable Annuity Account

Supplement, dated February 26, 2007 to

The Consultant Solutions Classic Variable Annuity Prospectus dated May 1, 2006

The Consultant Solutions Plus Variable Annuity Prospectus dated May 1, 2006

The Consultant Solutions Elite Variable Annuity Prospectus dated May 1, 2006

The Consultant Solutions Select Variable Annuity Prospectus dated May 1, 2006

This supplement amends certain disclosures contained in the above-referenced prospectuses for certain variable annuity contracts issued by Lincoln Benefit Life Company.

Legg Mason Partners Variable All Cap Portfolio - Class II reorganization

We have received notice that the Board of Trustees (“Board”) of the Legg Mason Variable Portfolios has approved the reorganization, on or about April 27, 2007 (“Conversion Date”), of the Legg Mason Partners Variable All Cap Portfolio - Class II into the Legg Mason Partners Variable Fundamental Value Portfolio - Class I, which will be added as an investment choice to your contract as of April 27, 2007.

To reflect the change in the underlying Portfolio, we will transfer any Contract Value you have in the Legg Mason Partners Variable All Cap Portfolio - Class II Sub-Account (“All Cap Sub-Account) into the Legg Mason Partners Variable Fundamental Value Portfolio - Class I Sub-Account (“Fundamental Value Sub-Account”). Contract owners will receive a confirmation of the transaction reflecting this change.

Salomon Brothers Asset Management Inc. is the investment advisor for the Legg Mason Partners Variable Fundamental Value Portfolio - Class I. The investment objective for this Portfolio is: Long-term capital growth with current income as a secondary consideration.

If you currently have allocations made to the All Cap Sub-Account through automatic additions, automatic portfolio rebalancing, dollar cost averaging or systematic withdrawal programs, any future allocations will be made to the Fundamental Value Sub-Account as of the Conversion Date.

Legg Mason Partners Variable Investors Portfolio - Class II reorganization

We have received notice that the Board of Trustees (“Board”) of the Legg Mason Variable Portfolios has approved the reorganization, on or about April 27, 2007 (the Conversion Date”), of the Legg Mason Partners Variable Investors Portfolio - Class II into the Legg Mason Partners Variable Investors Portfolio - Class I, which will be added as an investment choice to your contract as of April 27, 2007.

To reflect the change in the underlying Portfolio, we will transfer any Contract Value you have in the Legg Mason Partners Variable Investors Portfolio - Class II Sub-Account (“Investors – Class II Sub-Account) into the Legg Mason Partners Variable Investors Portfolio - Class I Sub-Account (“Investors – Class I Sub-Account”). Contract owners will receive a confirmation of the transaction reflecting this change.

Salomon Brothers Asset Management Inc. is the investment advisor for the Legg Mason Partners Variable Investors Portfolio - Class I. The investment objective for this Portfolio is: Long-term growth of capital with current income as a secondary objective.

If you currently have allocations made to the Investor’s – Class II Sub-Account through automatic additions, automatic portfolio rebalancing, dollar cost averaging or systematic withdrawal programs, any future allocations will be made to the Investor’s – Class I Sub-Account as of the Conversion Date.

Please keep this supplement for future reference together with your prospectuses.

For additional information on how to transfer to another investment alternative, or how to make a change to your current allocation(s), please contact your financial representative or call our Customer Service Center at 1-800-865-5237.